For Immediate Release Friday, July 15, 2005

FDA APPROVES CYBERONICS’ VNS THERAPYTM SYSTEM FOR TREATMENT-RESISTANT DEPRESSION (TRD)

First FDA-Approved Treatment Specifically for TRD
First Implantable Device-Based Treatment for Depression

Conference Call Scheduled for Monday, July 18 at 8:00 AM EDT
Investor/Analyst Day at Cyberonics Scheduled for July 25-26

HOUSTON, Texas, July 15, 2005 — Cyberonics, Inc. (NASDAQ:CYBX) today announced that the United States Food and Drug Administration (FDA) approved the Vagus Nerve Stimulation (VNS) Therapy System “for the adjunctive long-term treatment of chronic or recurrent depression for patients 18 years of age or older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments.” VNS Therapy is delivered from a small pacemaker-like generator implanted in the chest that sends preprogrammed, intermittent, mild electrical pulses through the vagus nerve in the neck to the brain. The VNS Therapy System is the first FDA-approved implantable device-based treatment for depression and the first treatment developed, studied, approved and labeled specifically for patients with treatment-resistant depression (TRD). The VNS Therapy System was approved as a treatment for medically refractory epilepsy in Europe in 1994 and in the United States and Canada in 1997 and as a treatment for TRD in Europe and Canada in 2001. Over 32,000 patients worldwide have accumulated over 94,000 patient years of experience with the VNS Therapy System. The VNS Therapy System is now commercially available for the treatment-resistant depression and refractory epilepsy approved uses in the United States, European Union and Canada. For more information on VNS Therapy for treatment-resistant depression, including the contraindications, warnings and precautions, see the Physician’s and Patient’s Manuals and other information at www.cyberonics.com or www.vnstherapy.com or call 1-877-NOW 4 VNS.

Major depressive disorder is one of the most prevalent and serious illnesses in the U.S., affecting nearly 19 million Americans every year. According to the National Institute of Mental Health, depression is the leading cause of disability in the United States and worldwide. Approximately 20 percent of depressed Americans, or approximately four million people, experience chronic or recurrent TRD that has failed to respond to multiple antidepressant treatments including antidepressant medications, talk therapy and in some cases, ECT (electroconvulsive therapy).

“Today for the first time, Americans with treatment-resistant depression have an FDA-approved, informatively-labeled, long-term treatment option for their lifelong and life-threatening illness,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “The safety and effectiveness of VNS Therapy was demonstrated in up to two-year studies of patients with the most chronic and resistant depressions ever studied. The unprecedented-in-antidepressants product labeling includes all the relevant safety and effectiveness data from the TRD studies and almost 100,000 patient years of epilepsy commercial experience. The TRD labeling will be updated over time by equally unprecedented post-market surveillance, including a 460-patient randomized dosing study and a 2,000-patient, five-year TRD patient registry to facilitate fully-informed VNS treatment decisions by psychiatrists, patients and their families and payers for years to come.

“Seven years ago, Cyberonics, psychiatric thought leaders and a group of courageous Americans with treatment-resistant depression embarked on a seemingly impossible mission to pioneer the first safe and effective treatment for TRD,” continued Mr. Cummins. “Today’s approval of the first and only treatment developed, studied, approved and labeled specifically for patients with treatment-resistant depression, some 21 months after submission of the Expedited review PMA-Supplement and more than a year after a specially chosen FDA Advisory Panel of Experts recommended approval, is a tribute primarily to (1) over 400 Americans who participated in the VNS studies and made their voices heard during the approval process, (2) psychiatric thought leaders, including Drs. A. John Rush, Harold Sackeim, Mark George and Lauren Marangell, who provided invaluable leadership, guidance and support over the past seven years, (3) the leadership and personnel in FDA’s Center for Devices and Radiological Health, Office of Device Evaluation, Office of Surveillance and Biometrics, Office of Compliance, PMA Staff and Dallas District Office whose dedicated public service resulted in approval, and (4) Dr. Richard Rudolph, Vice President of Clinical and Medical Affairs and Chief Medical Officer, Alan Totah, Vice President of Regulatory Affairs and Quality, and the other dedicated men and women of Cyberonics who never waiver from their mission to improve the lives of people touched by chronic, treatment-resistant disorders.

“Today’s approval will likely prove to be a transforming event not only for millions of Americans with TRD, but also for Cyberonics, the entire neuromodulation industry and hundreds of thousands of Americans suffering from refractory epilepsy and comorbid TRD,” continued Mr. Cummins. “The hundreds of thousands of Americans who suffer from refractory epilepsy and TRD today have their first treatment option approved for each of their primary and most significant, comorbid illnesses. Considering the magnitude of the unmet need in TRD, today’s approval will likely firmly establish the brain and neuromodulation as the next frontier for medical devices similar to the heart and cardiac rhythm management in the early sixties. Last but not least, today’s approval transforms Cyberonics’ mission from improving the lives of approximately one million people worldwide touched by refractory epilepsy to improving the lives of over ten million people worldwide touched by either refractory epilepsy or treatment-resistant depression.

“Cyberonics is much better prepared to accomplish its mission today, than it was in 1997 at the time of epilepsy approval,” continued Mr. Cummins. “In 1997 when the VNS Therapy System was first approved by FDA, the device was a new device, the therapy was a revolutionary new therapy and Cyberonics was a new device company with no U.S. commercial experience. Today, the Company, the therapy and the VNS device that was approved as a treatment for TRD have not only survived, but also thrived in eight years of commercial use and in seven years of rigorous TRD studies. VNS is today a proven, safe, effective and cost-effective therapy with good coverage, coding and reimbursement, whose approved use, like so many anti-epileptic drug precedents, is expanding to another indication. The epilepsy and TRD studies and epilepsy commercial experience confirm that VNS offers patients and their families, prescribing physicians, surgeons, hospitals and payers a unique value proposition and benefit to risk ratio that for many is sustained or improves over time. Furthermore, Cyberonics has proven its unwavering commitment to people with chronic, treatment-resistant illnesses through long-term clinical studies, quality products, fully informative labeling, rigorous post-market surveillance to document post-approval safety and effectiveness, and fair and balanced promotion policies and practices. Today, approximately 330 well-trained customer support personnel are beginning to satisfy the very specific needs of patients with TRD, their families, psychiatrists and payers as well as the needs of our existing epilepsy customers. The details of how Cyberonics will go about satisfying those needs, enabling fully-informed VNS treatment decisions, accomplishing its mission of improving the lives of people with chronic, treatment-resistant illnesses and becoming the clear market leader in neuromodulation, the next frontier for medical devices, will be discussed on the conference call scheduled for Monday morning and during the Investor Day at Cyberonics on July 25-26, 2005.”

CONFERENCE CALL AND WEBCAST ACCESS INFORMATION

A conference call to discuss this press release will be held at 8:00 AM EDT on Monday, July 18, 2005. To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 7841986; the leader is Pam Westbrook. A replay of the conference call will be available two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 7841986.

The conference call will be webcast live, and the webcast is open to the public. To access the webcast, please enter www.cyberonics.com/webcast. Webcast participants will need to complete a brief registration form, and in some cases, download and install the appropriate software needed to participate in the webcast. Please allow extra time before the webcast begins to complete these on-line tasks. A replay of the webcast will be available on the website www.cyberonics.com within two hours after the completion of the webcast and available for one year.

The conference call slides are now available on our website www.cyberonics.com.

INVESTOR AND ANALYST DAY ON JULY 25 – 26, 2005

Cyberonics will host an investor and analyst day on July 25 – 26, 2005 at Cyberonics’ headquarters in Houston, Texas. Presentations will be made by Cyberonics’ management, by mechanism of action experts, physicians experienced with VNS Therapy and by people being treated with VNS Therapy. The program will start with dinner on July 25 and end following the presentations on July 26 at 4:00 PM CDT. The VNS Therapy investor and analyst day is open to the public and the agenda and registration and hotel information are available online at www.cyberonics.com.

ABOUT DEPRESSION AND TREATMENT-RESISTANT DEPRESSION

Major Depressive Disorder (MDD) is one of the most prevalent and serious illnesses in the United States, affecting nearly 19 million Americans over the age of 18 in any given year. According to the National Institute of Mental Health, depression is the leading cause of disability in the United States and worldwide. Depression interferes with one’s ability to function, feel pleasure or maintain interest in everyday living. MDD is associated with increased mortality due to suicide and comorbid general medical conditions including heart disease and stroke. Depressed patients use twice the healthcare services as non-depressed patients. Total annual costs of depression in the U.S. exceed $80 billion including $30 billion in annual direct treatment costs. A person with depression is 35 times more likely to commit suicide than a person not experiencing depression and 15 percent of previously hospitalized depressed patients commit suicide.

Most psychiatrists define treatment-resistant depression (TRD) as a major depressive episode that has not had an adequate response to two or more adequate antidepressant treatments at appropriate dose and duration. Twenty percent of those with depression or approximately four million people suffer from TRD. For these patients, treatments including psychotherapy, antidepressant medications and electroconvulsive therapy do not work. Studies show that annual healthcare costs for patients with TRD exceed $40,000 per patient per year, approximately six times the cost of those without TRD.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic treatment-resistant disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy SystemTM, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market was epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the European Economic Area, Canada, Australia and other markets. To date, more than 32,000 epilepsy patients in 24 countries have accumulated over 94,000 patient years of experience using VNS Therapy.

The VNS Therapy System was approved by the FDA on July 15, 2005 “as an adjunctive long-term treatment for chronic or recurrent depression for patients 18 years of age and older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments.” As part of FDA’s approval order, Cyberonics is required to conduct a 450- patient post-market dosing study and a 1,000-patient, five-year patient outcome registry. For more information on VNS Therapy for treatment-resistant depression, including the contraindications, warnings and precautions, see the Physician’s and Patient’s Manuals and other information at www.cyberonics.com or www.vnstherapy.com or call 1-877-NOW 4 VNS.

The VNS Therapy System has been approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression) since 2001.

VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning the inclusion in VNS Therapy labeling for TRD of the results of post-market surveillance, including a 460-patient randomized dosing study and a 2,000-patient, five-year TRD patient registry and establishing the brain and neuromodulation as the next frontier for medical devices. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02451
Main: (281) 228-7200/Fax: (281) 218-9332	Main: (781) 684-0770 /Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com